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                                                                    EXHIBIT 10.4

                            JERRY'S FAMOUS DELI, INC.

                           Amendment and Extension of
                             Employment Agreement of
                                 Isaac Starkman


         THIS AMENDMENT AND EXTENSION OF EMPLOYMENT AGREEMENT (the "Amendment") is made as of July 1, 1997, by and between Jerry's Famous Deli, Inc., a California corporation (the "Company") and Isaac Starkman ("Executive"), with reference to the following:

         A. The Company and Executive entered an Employment Agreement (the "Agreement") as of June 1, 1995, pursuant to which the Company agreed to employ Executive as Chief Executive Officer of the Company for a term of two years.

         B. The Company desires to continue the employment of Executive as Chief Executive Officer, and Executive desires to continue his employment with the Company, upon the terms described in this Amendment.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Term. The term of Executive's employment is hereby extended until December 31, 2000 (the "Term"). The Term may be extended by mutual agreement of the parties for successive one year terms.

         2. Base Salary. Section 5.1 of the Employment Agreement is hereby amended by the addition of the following sentence:

         "Effective as of October 1, 1997, Executive's Base Salary shall be reduced to $335,000 year, payable in accordance with the Company's general payroll procedures."

         3. Bonus. Section 5.2 of the Employment Agreement is hereby amended by the addition of the following provisions:

         "The bonus earned by Executive based on EBITDA shall be effective through June 30, 1997, and the Company shall make a final determination of the amount earned by Executive for the six months ended June 30, 1997 based upon the annualized growth of the Company's EBITDA as determined by the Company's unaudited financial statements for the six months periods ended June 30, 1997, as reported in the Company's Quarterly Report on Form 10-Q. The bonus amount


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         based upon this formula shall be payable by the Company following receipt by the Company of the report of its independent public accountants on the financial statements of the Company for the year ended December 31, 1997. Effective as of July 1, 1997, Executive shall waive the bonus amounts earned for all periods after June 30, 1997, and lieu of such bonus shall receive an annual bonus equal to 10.0% of the Net After-tax Profits of the Company (as defined below) for the six month period from July 1, 1997 through December 31, 1997, and 10.0% of the annual Net After-tax Profits of the Company for each year after 1997 during the term of this Agreement. Executive shall receive quarterly installment payments of the bonus during the applicable year for which the bonus is earned, determined by annualizing the quarterly Net After-tax Profits of the Company for each of the first three quarters of the year. In the event that the quarterly payments of bonus installments results in an overpayment to Executive based on the Annual Net After-tax Profits of the Company, as determined by the Company in its annual audited financial statements, the excess amount shall be deducted from future payments owed to Executive. As used herein, the Company's "Net After-tax Profits" shall be calculated in accordance with generally accepted accounting principles, except that: (1) the amount of the bonus earned under this Agreement shall be excluded from the calculation of expenses; (2) the amount of any after-tax net interest income earned on the unexpended portion of the net proceeds of any future offering of securities by the Company (the "Net Proceeds") will be excluded from the calculation of income; and (3) as the Net Proceeds are expended by the Company, the amount of Net After-tax Profits shall be reduced annually by an amount equal to the product of:
         (i) the amount of Net Proceeds expended by the Company; times (ii) the Company's average annual cost (on an after-tax basis) of borrowed funds, expressed as an annual percentage rate, for the preceding calendar year divided by 365; times (iii) the number of days beginning on the later of: (x) the date on which the business in which the Net Proceeds are invested becomes operational (such as the opening date of a new restaurant or the re-opening date of an existing restaurant which is closed for refurbishment) or (y) January 1 of the applicable year.

         4. Options. On July 1, 1997, the Stock Option Committee approved the grant to Executive of a Non-Qualified Option for 125,000 shares of Common Stock of the Company under the Company's 1995 Amended and Restated Stock Option Plan (the "Option Plan"), at an exercise price of $2.50 per share (110% of the fair market value of the common stock on June 30, 1997.) On January 2, 1998, the Company shall grant to Executive an additional Non-Qualified Option for 125,000 shares of Common Stock of the Company under the Option Plan, at an exercise price equal to 101% of the fair market value of the Common Stock on the date of grant, and on January 2, 1999, the Company shall grant to Executive an additional Non-Qualified Option for 125,000 shares of Common Stock of the Company under the Option Plan, at an exercise price equal to 101% of the fair market value of the Common Stock on the date of such grant. All of such options shall have a term of ten years, and shall be exercisable at any time during the term beginning six months after the date of grant. Executive shall have the


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unconditional right to exercise such Options using one of the cashless exercise methods provided for in the Option Plan. In the event the Agreement is terminated by the Company for any reason except for the occurrence of any of the events specified in Sections 8.1(i), (ii) or (iii) of the Agreement, any Options which the Company has committed to grant under this paragraph which have not been granted for any reason, including that the date for grant of the Options has not yet occurred, shall be immediately granted upon the date of termination at an exercise price equal to the fair market value of the common stock on the date of grant. Any Options which cannot be granted under the Option Plan shall be granted outside of the Option Plan. All of such Options, together with all Options previously granted which have not become exercisable, shall become exercisable immediately upon the date of termination for a period of three months following the date of Executive's termination, including upon a termination of employment by Executive or the Company within one year following the occurrence of a "Corporate Change," as defined in Paragraph 5 hereof.

         5. Change in Control Payment. In the event of a termination of Executive's employment, whether by Executive or the Company, at any time within one year following the occurrence of a "Corporate Change" (as defined herein), Executive shall receive a lump sum payment equal to the sum of (i) his full annual Base Salary for the remaining term of the Agreement, as provided in this Amendment, (ii) an amount equal to the higher of the annual Bonus compensation earned by Executive for the last completed fiscal year or the annualized Bonus compensation that would be earned by Executive based upon the annualized net earnings of the Company from the beginning of the current year through the last completed month of the current year; and (iii) the immediate grant of any stock options which the Company has agreed to grant to Executive under Section 2 hereof, but which have not been granted as of the date of termination of Executive's employment, whether because the date on which such Options are to be granted has not occurred or otherwise, all of which Options shall be exercisable at an exercise price equal to the fair market value of the common stock on the date of grant, and which, together with all Options previously granted which have not become exercisable, shall become exercisable immediately upon the date of termination for a period of one year following the date of Executive's termination. Any Options which cannot be granted under the Option Plan shall be granted outside of the Option Plan. For purposes of this Section 5, a "Corporate Change" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events: (a) a transaction in which the Company ceases to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, (b) a sale or other disposition of all or substantially all of the assets, or a majority of the outstanding capital stock, of the Company (including but not limited to the assets or stock of the Company's subsidiaries that results in all or substantially all of the assets or stock of the Company on a consolidated basis being sold), (c) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Company just prior to such event(s) shall cease to constitute a majority of the Board (d) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be


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cast, (e) the Company's stockholders cause a change in the majority of the members of the Board within a twelve (12) month period, provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period, or (f) a tender offer or exchange offer is made for shares of the Company's common stock (other than one made by the Company) and shares of common stock are acquired thereunder.

         6. Continuation of Other Terms of Agreement. Except as provided herein, all other terms and conditions of the Agreement shall continue in full force during the Term provided in this Amendment, and the general terms specified in Sections 10 and 11 of the Agreement shall apply to this Amendment.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


JERRY'S FAMOUS DELI, INC.,                  Executive:
a California corporation


By:  /s/ Guy Starkman                       /s/ Isaac Starkman
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     Guy Starkman, Vice President           Isaac Starkman


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